EXHIBIT 10.41

SCHEDULE OF INITIAL SALARIES AND TARGET BONUS OPPORTUNITIES

FOR NAMED EXECUTIVE OFFICERS

AS SET FORTH IN EXECUTIVE EMPLOYMENT AGREEMENTS

Name	Position(1)	Base Salary(2)	Target Bonus(2)
Eddie Capel	President and Chief Executive Officer	$575,000	$575,000
Dennis B. Story	Executive Vice President, Chief Financial Officer and Treasurer	$402,000	$296,000
Bruce S. Richards	Senior Vice President, Chief Legal Officer and Secretary	$320,000	$184,000
Robert G. Howell	Senior Vice President, Americas Sales	$323,000	$312,000
J. Stewart Gantt	Executive Vice President, Professional Services	$315,000	$255,000

(1) Position titles are as initially set forth in the employment agreements.

(2) Salaries and target bonuses set forth above are as initially set forth in employment agreements. Salaries are subject to subsequent increase, and target bonus amounts are subject to subsequent adjustment, at the discretion of the Board of Directors or the Compensation Committee thereof.